Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SKULLCANDY, INC.

at

$6.35 Net Per Share

by

MRSL MERGER CO.

a wholly owned subsidiary of

MRSK HOLD CO.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY THURSDAY, SEPTEMBER 29, 2016, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase dated September 1, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by MRSL Merger Co., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of MRSK Hold Co., a Delaware corporation (“Parent”), which is a direct wholly owned subsidiary of Mill Road Capital II, L.P., a Delaware limited partnership (“Mill Road”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Skullcandy, Inc., a Delaware corporation (“Skullcandy”), other than any Shares that are owned immediately prior to the commencement of the Offer by Mill Road or by Purchaser, Parent, Skullcandy or any of their wholly owned subsidiaries (“Excluded Shares”), at a purchase price of $6.35 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is a letter to stockholders of Skullcandy from S. Hoby Darling, Chief Executive Officer of Skullcandy, accompanied by Skullcandy’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $6.35 per Share, in cash, net to you, without interest and subject to any required withholding taxes.

2.	The Offer is being made for all of the outstanding Shares, other than any Excluded Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 23, 2016 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among Parent, Purchaser and Skullcandy. The Merger Agreement provides, among other things, that after the successful completion of the Offer and subject to specified conditions, Skullcandy will merge with and into Purchaser and Skullcandy will be the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). By virtue of the Merger, and without any further action by Skullcandy’s stockholders, all remaining outstanding Shares, other than Shares that as of immediately prior to the effective time of the Merger are owned by Purchaser, Parent, Skullcandy or any of their wholly owned subsidiaries, shall be canceled and converted into the right to receive an amount in cash equal to the Offer Price upon the surrender of the certificate formerly representing such Share.

4.	The Skullcandy board of directors has (i) determined that it is in the best interests of Skullcandy and its stockholders to enter into, and approved and declared advisable, the Merger Agreement, (ii) approved the execution and delivery by Skullcandy of the Merger Agreement, the performance by Skullcandy of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of the day on Thursday, September 29, 2016, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

6.	Consummation of the Offer is conditioned upon, among other things:

•	there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with any Shares then owned by Purchaser, Parent and their respective affiliates (if any), would represent a majority of the issued and outstanding Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such shares are actually received in accordance with the terms of the Offer);

•	the expiration or termination of the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the absence of any law or order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any governmental authority that has the effect of making illegal or restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent, Purchaser or the Merger;

•	the accuracy of the representations and warranties of Skullcandy contained in the Merger Agreement, subject to certain customary exceptions;

•	Skullcandy’s material compliance with its obligations, agreements or covenants contained in the Merger Agreement;

•	there not having been a material adverse effect on Skullcandy following the execution of the Merger Agreement that is continuing as of immediately prior to the termination of the Offer; and

•	other customary conditions as described in Section 13—“Conditions of the Offer” of the Offer to Purchase.

See Section 13—“Conditions of the Offer” of the Offer to Purchase. See also Section 15—“Certain Legal Matters” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Parent obtaining financing.

7.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the expiration date of the Offer if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in Section 3 below) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SKULLCANDY, INC.

at

$6.35 Net Per Share

by

MRSL MERGER CO.

a wholly owned subsidiary of

MRSK HOLD CO.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase dated September 1, 2016 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), in connection with the tender offer by MRSL Merger Co., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of MRSK Hold Co., a Delaware corporation (“Parent”), which is a direct wholly owned subsidiary of Mill Road Capital II, L.P., a Delaware limited partnership (“Mill Road”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Skullcandy, Inc., a Delaware corporation (“Skullcandy”), other than any Shares that are owned immediately prior to the commencement of the Offer by Mill Road or by Purchaser, Parent, Skullcandy or any of their wholly owned subsidiaries, at a purchase price of $6.35 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on your behalf to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Number of Shares to be Tendered:	Shares*
Account Number:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE
Dated , 2016
Signature(s)

Name(s):

Address(es):

Telephone Number:

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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